Exhibit 99.1

December 29, 2014

Dear Trust Beneficiaries,

As previously reported to you, Global Preferred Holdings, Inc. (the “Company”) was dissolved on June 1, 2005. On May 17, 2006, the Company established GPH Liquidating Trust (the “Trust”) and transferred the Company’s assets (all cash) into the Trust to hold until such time as the assets could be distributed to the former stockholders of the Company (the Trust’s “Beneficiaries”). Each Beneficiary’s interest in the Trust was in proportion to their ownership of shares of stock of the Company.

Unfortunately, in 2006 a lawsuit was filed against several individuals and entities associated, or formerly associated, with World Marketing Alliance, Inc., including the Company. This lawsuit delayed the release of the Trust assets to the Beneficiaries. On November 18, 2013, the court entered an order dismissing all claims against the Company in the lawsuit. Since the dismissal of the Company from the lawsuit, we have been settling, or creating estimated reserves for, the Trust’s remaining expenses and determining the amount available for the final distribution from the Trust. After this distribution is completed, we will commence the process of cancelling the Trust.

The enclosed payment is your share of the remaining assets of the Trust, being distributed by our paying agent, American Stock Transfer & Trust Company, as the final distribution. The transfer of the assets to the Trust in May 2006 by Global Preferred Holdings, Inc. was reported to you by IRS Form 1099-DIV for your 2006 tax filings (for amounts greater than $600). The tax forms (Fiduciary Form 1041 Grantor Letters) you have received annually since 2006 have adjusted the original amount reported on your Form 1099-DIV. Following the filing of the 2014 Federal tax return of the Trust, you will receive the final Fiduciary Form 1041 Grantor Letter for the tax year 2014. Please cash, or deposit, your distribution check immediately to avoid unnecessary additional administrative processes.

If you have any questions about your distribution, please contact American Stock Transfer & Trust Company at www.amstock.com, (800) 937-5449 or (718) 921-8124, or send an email to gph@gphre.com. For additional information, please visit our website at www.gphre.com.

The Company greatly appreciates your cooperation and patience and urges you to cash, or deposit, your distribution check immediately.

Sincerely,

Caryl P. Shepherd

Administrator

GPH Liquidating Trust